Second Addendum to Stock Purchase Agreement

This Second Addendum to Stock Purchase Agreement (“Addendum”) is made and entered into on this ___ day of ________, 2004, by and between Care Concepts I, Inc. (“Buyer”), Foster Sports, Inc. (“Company”) and Carl Foster (“Seller”).

WHEREAS, the Seller, Buyer and Company have entered into that Certain Stock Purchase Agreement, as amended (“Agreement”);

WHEREAS, subsequent to the date of the Agreement the Company has expanded its operations by opened and established a radio station in the Orlando, Florida area;

WHEREAS, the parties believe that the expansion will benefit the Buyer and add significant revenues to the Buyer;

WHEREAS, the parties desire to amend the vesting provisions contained under the Agreement to compensate the Company for the expansion;

WHEREAS, the Seller, Buyer and Company have determined to amend the Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the Seller, Buyer and Company each agree to enter into and execute this Addendum to amend the following terms and conditions of the Agreement:

1.

Section 1.2 of the Agreement shall be supplemented to include the following:

“Seller shall earn 100% of the Buyers Common Shares in the event that the Company opens and establishes a radio market and station within the Orlando, Florida area.”

2.

All terms not otherwise defined herein shall have the same meaning as provided in the Agreement.

3.

All terms and conditions provided in the Agreement not otherwise revised herein shall remain in full force and effect as provided in the Agreement.

4.

This Addendum and the Agreement shall collectively heretofore be considered as the “Agreement” entered into by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Care Concepts I, Inc.	Foster Sports, Inc.

By:	By:
Name:	Name:
Title:	Title:

Carl Foster